Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-228285 on Form S-1/A of our report dated April 2, 2018, except Note 1D, as to which the date is November 8, 2018, relating to the consolidated financial statements of Microbot Medical, Inc. as of December 31, 2017 and 2016 and for each of the years then ended, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

November 19, 2018